SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 13G/A

(Rule 13d-102)

(Amendment No. 3)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
TO RULES 13d-1(b) (c) AND (d) AND AMENDMENTS THERETO FILED
PURSUANT TO 13d-2(b)

Neenah Enterprises, Inc. (Name of Issuer)

Common Stock (Title of Class of Securities)

64007P103 (CUSIP Number)

January 1, 2009 (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b) ☒ Rule 13d-1(c) ☐ Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 64007P103	13G/A	Page 2 of 20 Pages

1	NAME OF REPORTING PERSON: Stonehill Institutional Partners, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) |X|
(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware, USA

	5	SOLE VOTING POWER
NUMBER OF		0
SHARES
BENEFICIALLY	6	SHARED VOTING POWER
OWNED		853,541
BY
EACH	7	SOLE DISPOSITIVE POWER
REPORTING		0
PERSON
WITH:	8	SHARED DISPOSITIVE POWER
		853,541

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	853,541

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
	5.4%

12	TYPE OF REPORTING PERSON*
	PN

CUSIP No. 64007P103	13G/A	Page 3 of 20 Pages

1	NAME OF REPORTING PERSON: Stonehill Offshore Partners Limited

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) |X|
(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

	5	SOLE VOTING POWER
NUMBER OF		0
SHARES
BENEFICIALLY	6	SHARED VOTING POWER
OWNED		1,217,912
BY
EACH	7	SOLE DISPOSITIVE POWER
REPORTING		0
PERSON
WITH:	8	SHARED DISPOSITIVE POWER
		1,217,912

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	1,217,912

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
	7.7%

12	TYPE OF REPORTING PERSON*
	CO

CUSIP No. 64007P103	13G/A	Page 4 of 20 Pages

1	NAME OF REPORTING PERSON: Stonehill Advisers LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) |X|
(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Idaho, USA

	5	SOLE VOTING POWER
NUMBER OF		0
SHARES
BENEFICIALLY	6	SHARED VOTING POWER
OWNED		1,217,912
BY
EACH	7	SOLE DISPOSITIVE POWER
REPORTING		0
PERSON
WITH:	8	SHARED DISPOSITIVE POWER
		1,217,912

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	1,217,912

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
	7.7%

12	TYPE OF REPORTING PERSON*
	PN, HC

CUSIP No. 64007P103	13G/A	Page 5 of 20 Pages

1	NAME OF REPORTING PERSON: Stonehill Capital Management LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) |X|
(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware, USA

	5	SOLE VOTING POWER
NUMBER OF		0
SHARES
BENEFICIALLY	6	SHARED VOTING POWER
OWNED		2,071,453
BY
EACH	7	SOLE DISPOSITIVE POWER
REPORTING		0
PERSON
WITH:	8	SHARED DISPOSITIVE POWER
		2,071,453

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	2,071,453

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
	13.1%

12	TYPE OF REPORTING PERSON*
	PN, HC

CUSIP No. 64007P103	13G/A	Page 6 of 20 Pages

1	NAME OF REPORTING PERSON: Stonehill General Partner, LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) |X|
(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware, USA

	5	SOLE VOTING POWER
NUMBER OF		0
SHARES
BENEFICIALLY	6	SHARED VOTING POWER
OWNED		2,071,453
BY
EACH	7	SOLE DISPOSITIVE POWER
REPORTING		0
PERSON
WITH:	8	SHARED DISPOSITIVE POWER
		2,071,453

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	2,071,453

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
	13.1%

12	TYPE OF REPORTING PERSON*
	PN

CUSIP No. 64007P103	13G/A	Page 7 of 20 Pages

1	NAME OF REPORTING PERSON: Stonehill Offshore Holdings, LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) |X|
(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware, USA

	5	SOLE VOTING POWER
NUMBER OF		0
SHARES
BENEFICIALLY	6	SHARED VOTING POWER
OWNED		1,217,912
BY
EACH	7	SOLE DISPOSITIVE POWER
REPORTING		0
PERSON
WITH:	8	SHARED DISPOSITIVE POWER
		1,217,912

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	1,217,912

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
	7.7%

12	TYPE OF REPORTING PERSON*
	PN

CUSIP No. 64007P103	13G/A	Page 8 of 20 Pages

1	NAME OF REPORTING PERSON: Stonehill Advisers Holdings LP

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) |X|
(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware, USA

	5	SOLE VOTING POWER
NUMBER OF		0
SHARES
BENEFICIALLY	6	SHARED VOTING POWER
OWNED		1,217,912
BY
EACH	7	SOLE DISPOSITIVE POWER
REPORTING		0
PERSON
WITH:	8	SHARED DISPOSITIVE POWER
		1,217,912

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	1,217,912

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
	7.7%

12	TYPE OF REPORTING PERSON*
	PN

CUSIP No. 64007P103	13G/A	Page 9 of 20 Pages

1	NAME OF REPORTING PERSON: Stonehill Master Fund Ltd.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) |X|
(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware, USA

		5	SOLE VOTING POWER
	NUMBER OF		1,217,912
	SHARES
	BENEFICIALLY	6	SHARED VOTING POWER
	OWNED
	BY
	EACH	7	SOLE DISPOSITIVE POWER
	REPORTING		1,217,912
	PERSON
	WITH:	8	SHARED DISPOSITIVE POWER

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	1,217,912

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*		☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
	7.7%

12	TYPE OF REPORTING PERSON*
	PN

CUSIP No. 64007P103	13G/A	Page 10 of 20 Pages

1	NAME OF REPORTING PERSON: John Motulsky

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) |X|
(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
USA

	5	SOLE VOTING POWER
NUMBER OF		0
SHARES
BENEFICIALLY	6	SHARED VOTING POWER
OWNED		2,071,453
BY
EACH	7	SOLE DISPOSITIVE POWER
REPORTING		0
PERSON
WITH:	8	SHARED DISPOSITIVE POWER
		2,071,453

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	2,071,453

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
	13.1%

12	TYPE OF REPORTING PERSON*
	IN, HC

CUSIP No. 64007P103	13G/A	Page 11 of 20 Pages

1	NAME OF REPORTING PERSON: Christopher Wilson

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) |X|
(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
USA

	5	SOLE VOTING POWER
NUMBER OF		0
SHARES
BENEFICIALLY	6	SHARED VOTING POWER
OWNED		2,071,453
BY
EACH	7	SOLE DISPOSITIVE POWER
REPORTING		0
PERSON
WITH:	8	SHARED DISPOSITIVE POWER
		2,071,453

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	2,071,453

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
	13.1%

12	TYPE OF REPORTING PERSON*
	IN, HC

CUSIP No. 64007P103	13G/A	Page 12 of 20 Pages

1	NAME OF REPORTING PERSON: Wayne Teetsel

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) |X|
(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
USA

	5	SOLE VOTING POWER
NUMBER OF		0
SHARES
BENEFICIALLY	6	SHARED VOTING POWER
OWNED		2,071,453
BY
EACH	7	SOLE DISPOSITIVE POWER
REPORTING		0
PERSON
WITH:	8	SHARED DISPOSITIVE POWER
		2,071,453

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	2,071,453

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
	13.1%

12	TYPE OF REPORTING PERSON*
	IN, HC

CUSIP No. 64007P103	13G/A	Page 13 of 20 Pages

1	NAME OF REPORTING PERSON: Thomas Varkey

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) |X|
(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
USA

	5	SOLE VOTING POWER
NUMBER OF		0
SHARES
BENEFICIALLY	6	SHARED VOTING POWER
OWNED		2,071,453
BY
EACH	7	SOLE DISPOSITIVE POWER
REPORTING		0
PERSON
WITH:	8	SHARED DISPOSITIVE POWER
		2,071,453

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	2,071,453

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
	13.1%

12	TYPE OF REPORTING PERSON*
	IN, HC

CUSIP No. 64007P103	13G/A	Page 14 of 20 Pages

1	NAME OF REPORTING PERSON: Jonathan Sacks

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) |X|
(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
USA

	5	SOLE VOTING POWER
NUMBER OF		0
SHARES
BENEFICIALLY	6	SHARED VOTING POWER
OWNED		2,071,453
BY
EACH	7	SOLE DISPOSITIVE POWER
REPORTING		0
PERSON
WITH:	8	SHARED DISPOSITIVE POWER
		2,071,453

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	2,071,453

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
	13.1%

12	TYPE OF REPORTING PERSON*
	IN, HC

CUSIP No. 64007P103	13G/A	Page 15 of 20 Pages

1	NAME OF REPORTING PERSON: Peter Sisitsky

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) |X|
(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
USA

	5	SOLE VOTING POWER
NUMBER OF		0
SHARES
BENEFICIALLY	6	SHARED VOTING POWER
OWNED		2,071,453
BY
EACH	7	SOLE DISPOSITIVE POWER
REPORTING		0
PERSON
WITH:	8	SHARED DISPOSITIVE POWER
		2,071,453

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	2,071,453

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
	13.1%

12	TYPE OF REPORTING PERSON*
	IN, HC

CUSIP No. 64007P103	13G/A	Page 16 of 20 Pages

ITEM 1(a).      NAME OF ISSUER:

Neenah Enterprises, Inc.

ITEM 1(b).     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

2121 Brooks Avenue, P.O. Box 729, Neenah, WI 54957

ITEM 2(a).     NAME OF PERSON FILING:

This Schedule 13G/A is being filed on behalf of the following persons (the “Reporting Persons”):

(i)	Stonehill Institutional Partners, L.P. (“Partners”)
(ii)	Stonehill Offshore Partners Limited (“Offshore”)
(iii)	Stonehill Advisers LLC (“Advisers”)
(iv)	Stonehill Capital Management LLC (“Management”)
(v)	Stonehill General Partner, LLC (“GP”)
(vi)	Stonehill Offshore Holdings LLC (“Offshore Holdings”)
(vii)	Stonehill Advisers Holdings LP (“Advisers Holdings”)
(viii)	Stonehill Master Fund Ltd. (“Master”)
(ix)	John Motulsky (“Motulsky”)
(x)	Christopher Wilson (“Wilson”)
(xi)	Wayne Teetsel (“Teetsel”)
(xii)	Thomas Varkey (“Varkey”)
(xiii)	Jonathan Sacks (“Sacks”)
(xiv)	Peter Sisitsky (“Sisitsky”)

ITEM 2(b).     ADDRESS OF PRINCIPAL BUSINESS OFFICE:

c/o Stonehill Capital Management LLC
885 Third Avenue
30th Floor
New York, NY 10022

CUSIP No. 64007P103	13G/A	Page 17 of 20 Pages

ITEM 2(c).     CITIZENSHIP:

Partners:	Delaware limited partnership
Offshore:	Cayman Islands exempted company
Advisers:	Idaho limited liability company
Management:	Delaware limited liability company
GP:	Delaware limited liability company
Offshore Holdings:	Delaware limited liability company
Advisers Holdings:	Delaware limited partnership
Master:	Cayman Islands exempted company
Motulsky:	US Citizen
Wilson:	US Citizen
Teetsel:	US Citizen
Varkey:	US Citizen
Sacks:	US Citizen
Sisitsky:	US Citizen

ITEM 2(d).     TITLE OF CLASS OF SECURITIES:

Common Stock

ITEM 2(e).     CUSIP Number:

64007P103

ITEM 3.     IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), or 13d-2(b) or (c) CHECK WHETHER THE PERSON FILING IS:    One of the following

Not applicable.

ITEM 4.     OWNERSHIP:

The information in items 1 and 5 through 11 on the cover pages (pp. 2 -11) on this Schedule 13G is hereby incorporated by reference.

ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

If this statement is being filed to report the fact that as of the date hereof the Reporting Persons have ceased to be the beneficial owner of more than five percent of the class of securities check the following. ☐

ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

Not applicable.

CUSIP No. 64007P103	13G/A	Page 18 of 20 Pages

ITEM 7.     IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

Advisers is the investment adviser to Offshore. Management is the investment adviser to Master, Partners and Offshore.  Advisers Holdings is the sole member of Advisers. GP is the general partner of Partners. Motulsky, Wilson, Teetsel, Varkey, Sisitsky and Sacks are managing members of Offshore Holdings, GP and Management. Management is the general partner of Advisers Holdings.

ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF A GROUP:

Partners, Offshore, Management, GP, Advisers, Master, Offshore Holdings, Advisers Holdings Motulsky, Wilson, Teetsel, Varkey, Sisitsky and Sacks.

ITEM 9.     NOTICE OF DISSOLUTION OF GROUP:

Not applicable.

CUSIP No. 37245X203	13G/A	Page 19 of 20 Pages
64007P103

ITEM 10.     CERTIFICATION

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:	February 12, 2009

STONEHILL INSTITUTIONAL PARTNERS, L.P.*

By:     /s/ John Motulsky

     a Managing Member of Stonehill General Partner, LLC, its general partner

STONEHILL OFFSHORE PARTNERS LIMITED*

By:     /s/ John Motulsky

     a Managing Member of Stonehill Capital Management LLC, its investment adviser

STONEHILL ADVISERS LLC*

By:     /s/ John Motulsky

     a Managing Member of Stonehill Capital Management LLC, the general partner of Stonehill Advisers Holdings LP, its sole member

STONEHILL CAPITAL MANAGEMENT LLC*

By:     /s/ John Motulsky

     a Managing Member

STONEHILL GENERAL PARTNER, LLC*

By:     /s/ John Motulsky

     a Managing Member

CUSIP No. 37245X203	13G/A	Page 20 of 20 Pages
64007P103

STONEHILL OFFSHORE HOLDINGS LLC*

By:     /s/ John Motulsky

     a Managing Member

STONEHILL ADVISERS HOLDINGS LP*

By:     /s/ John Motulsky

     a Managing Member of Stonehill Capital Management LLC, its general partner

STONEHILL MASTER FUND LTD. *

By:     /s/ John Motulsky

     a Managing Member of Stonehill Capital Management LLC, its investment adviser

JOHN MOTULSKY*

/s/ John Motulsky

CHRISTOPHER WILSON*

/s/ Christopher Wilson

WAYNE TEETSEL*

/s/ Wayne Teetsel

THOMAS VARKEY*

/s/ Thomas Varkey

JONATHAN SACKS*

/s/ Jonathan Sacks

Peter Sisitsky *

/s/ Peter Sisitsky

* The Reporting Persons disclaim beneficial ownership in the shares reported herein except to the extent of their pecuniary interest therein.

EXHIBIT 1
AGREEMENT OF JOINT FILING

Stonehill Institutional Partners, L.P., Stonehill Offshore Partners Limited, Stonehill Advisers LLC, Stonehill Capital Management LLC, Stonehill General Partner, LLC, Stonehill Master Fund Ltd., Stonehill Offshore Holdings LLC, Stonehill Advisers Holdings LP, John Motulsky, Christopher Wilson, Wayne Teetsel, Thomas Varkey, Peter Sisitsky and Jonathan Sacks hereby agree that the Statement on Schedule 13G/A to which this agreement is attached as an exhibit as well as all future amendments to such Statement, shall be filed jointly on behalf of each of them. This agreement is intended to satisfy the requirements of Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended.

Dated: February 12, 2009

STONEHILL INSTITUTIONAL PARTNERS, L.P.

By:     /s/ John Motulsky

     a Managing Member of Stonehill General Partner, LLC, its general partner

STONEHILL OFFSHORE PARTNERS LIMITED

By:     /s/ John Motulsky

     a Managing Member of Stonehill Capital Management LLC, its investment adviser

STONEHILL ADVISERS LLC

By:     /s/ John Motulsky

     a Managing Member of Stonehill Capital Management LLC, the general partner of Stonehill Advisers Holdings LP, its sole member

STONEHILL CAPITAL MANAGEMENT LLC

By:     /s/ John Motulsky

     a Managing Member

STONEHILL GENERAL PARTNER, LLC

By:     /s/ John Motulsky

     a Managing Member

STONEHILL OFFSHORE HOLDINGS LLC*

By:     /s/ John Motulsky

     a Managing Member

STONEHILL ADVISERS HOLDINGS LP*

By:     /s/ John Motulsky

     a Managing Member of Stonehill Capital Management LLC, its general partner

STONEHILL MASTER FUND LTD.*

By:     /s/ John Motulsky

     a Managing Member of Stonehill Capital Management LLC, its investment adviser

JOHN MOTULSKY

/s/ John Motulsky

CHRISTOPHER WILSON

/s/ Christopher Wilson

WAYNE TEETSEL

/s/ Wayne Teetsel

THOMAS VARKEY

/s/ Thomas Varkey

JONATHAN SACKS

/s/ Jonathan Sacks

Peter Sisitsky *

/s/ Peter Sisitsky